Exhibit 99.1

Exicure, Inc. Announces Additional Adjournment of Special Meeting and Information for Reconvened Special Meeting

CHICAGO, IL — August 19, 2024 — Exicure, Inc. (Nasdaq: XCUR, the "Company"), announced today that its Special Meeting of Stockholders (the "Special Meeting"), initially scheduled for August 15, 2024 and adjourned and reconvened on August 19, 2024, has been adjourned again for the purpose of soliciting additional votes with respect to the proposal described in the Company's definitive proxy statement for the Special Meeting filed with the Securities and Exchange Commission (the "SEC") on July 30, 2024.

The presence, in person, by remote communication or by proxy, of the holders of a majority of the outstanding shares of stock entitled to vote constitutes a quorum. There was less than the required majority represented at the reconvened Special Meeting, so a quorum did not exist. At the time the Special Meeting was adjourned on August 19, 2024, proxies had been submitted by stockholders representing approximately 49.7% of the outstanding shares of stock entitled to vote.

The Special Meeting will be reconvened again on August 20, 2024 at 9:00 a.m. Central Time and will continue to be held virtually and exclusively online via live audio-only webcast at www.virtualshareholdermeeting.com/XCUR2024SM.

The record date for determination of stockholders entitled to vote at the reconvened Special Meeting remains July 26, 2024.

Proxies previously submitted in respect of the Special Meeting will be voted at the adjourned Special Meeting unless properly revoked, and stockholders who have previously submitted a proxy or otherwise voted need not take any action.

Stockholders who have not yet voted are encouraged to vote as soon as possible via the Internet at www.proxyvote.com or by phone at 1-800-690-6903. You will be asked to provide the control number from your proxy card and follow the instructions.

If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received these proxy materials and a voting instructions from that organization rather than from us. Simply follow the instructions to ensure that your vote is counted.

About Exicure

Exicure, Inc. has historically been an early-stage biotechnology company focused on developing nucleic acid therapies targeting ribonucleic acid against validated targets. Following its recent restructuring and suspension of clinical and development activities, the Company is exploring strategic alternatives to maximize stockholder value, both with respect to its historical biotechnology assets and more broadly. For further information, see www.exicuretx.com.

Media Contact:
Josh Miller
847-673-1700
media@exicuretx.com

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